Exhibit 15.4
[Letterhead of PricewaterhouseCoopers Zhong Tian CPAs Limited Company]
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-127700 and No. 333-156306) of The9 Limited of our report dated July 15, 2009, except for the effects of the change in presentation of noncontrolling interest to which the date is April 16, 2010 relating to the consolidated financial statements as of December 31, 2008 and for each of the two years in the period then ended, which appears in this Form 20-F.
/s/ PricewaterhouseCoopers Zhong Tian CPAs Limited Company
Shanghai, the People’s Republic of China
April 16, 2010